Exhibit 10.3
EXHIBIT B
RELEASE AGREEMENT
This Release Agreement (this “Release”) is the Release referenced in Section 7.2 of that certain Employment Agreement between Michelle Mapes (“Executive”) and Green Plains Inc. (“GPRE” or the “Company”) effective as of February 2, 2020, as amended by that certain Amendment No. 1 to Employment Agreement effective as of February 27, 2025 (the “Employment Agreement”). Capitalized terms not defined herein have the meaning given to them in the Employment Agreement. In signing below, Executive agrees as follows:
The terms of this Agreement are as follows:
1.Executive’s Release of Claims. For good and valuable consideration, including the separation benefits and payments set forth in Section 7.2(a) and 7.2.(b) of the Employment Agreement, Executive (on behalf of Executive and Executive’s heirs, executors, administrators, agents, attorneys, representatives and assigns) hereby releases GPRE and any current or former parent, subsidiary, predecessor, entity, division or affiliated company of GPRE or successor assign of any of them, or any benefit plain maintained by any of them, and the current and former directors, officers, employees, trustees, shareholders and agents of any or all of them (collectively hereinafter the “Company Releasees”) from any and all claims, damages, losses, liabilities, debts, obligations, demands, judgments, controversies, and causes of action of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Executive and the Company Releasees up to the execution date of this Release by Executive (collectively hereinafter “Released Claims”) as follows:
a.Full and General Release. Executive agrees to release and forever discharge GPRE and the other Company Releasees from any and all Released Claims, including but not limited to, any Released Claims Executive may have relating to Executive’s employment; Released Claims for breach of an actual or implied contract; Released Claims for attorney fees or costs; Released Claims under any severance pay plan or policy with or provided by the Company; Released Claims of unjust or tortious discharge; Released Claims of negligence, intentional or negligent infliction of emotional distress, negligent hire/retention/supervision or other negligence, emotional distress, fraud (including fraudulent inducement) or misrepresentation of any kind, detrimental reliance, or tortious interference with contract or business expectancy; Released Claims of defamation, libel, and/or slander or any other public policy, contract, or common law Released Claims; all Released Claims for discrimination or retaliation, all Released Claims under the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. as amended by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Fair Labor Standards Act of 1938 and any other federal, state or local wage law, 29 U.S.C. § 201 et seq., the Genetic Information Nondiscrimination Act (“GINA”), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., Nebraska Fair Employment Practice Act, Neb. Rev. Stat. § 48-1101 et seq., Nebraska AIDS Discrimination Act, Neb. Rev. Stat. § 20-167 et seq., Nebraska Equal Pay Act, Neb. Rev. Stat. § 48-1219 et seq., Nebraska Law on Genetic Information and Testing, Neb. Rev. Stat. § 48-236

et seq., Nebraska Age Discrimination in Employment Act, Neb. Rev. Stat. § 48-1001 et seq., Nebraska Non-English-Speaking Workers Protection Act, Neb. Rev. Stat. § 48-2207 et seq., Nebraska Minimum Wage and Overtime Laws, Neb. Rev. Stat. § 48-1202 et seq., Nebraska Family Military Leave Law, Neb. Rev. Stat. § 55-503 et seq., Nebraska Drug and Alcohol Testing Laws, Neb. Rev. Stat. §§ 48-1901 et seq., and Nebraska Privacy Laws, Neb. Rev. Stat. §§ 22-201 to 20-211 and 25-840.01, Released Claims (whether direct or derivative) arising from being a shareholder of any Company Releasee; Released Claims relating to Executive’s application for hire, employment, or termination thereof; and any Released Claims which Executive may have arising under or in connection with any and all local, state or federal ordinances, statutes, rules, regulations, executive orders or common law, up to and including the date of Executive’s execution of this Release. The defined term “Released Claims” does not include claims by Executive for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any Company-sponsored benefits plan that is subject to ERISA and cannot be released pursuant to ERISA; (5) unpaid overtime or violations of minimum wage obligations under the federal Fair Labor Standards Act, 29 U.S.C. Sections 201 et seq.; (6) continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (7) enforcement of rights under the Employment Agreement that arise following the date this Release is signed by Executive; or (8) any other rights that cannot by law be released by private agreement.
b.ADEA Release. Executive agrees to release and forever discharge GPRE and the other Company Releasees from any and all Released Claims relating to Executive’s employment with arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., and as modified by the Older Workers’ Benefits Protection Act, 29 U.S.C. § 626(f). Nothing in this Release shall limit or restrict Executive’s right under the ADEA to challenge the validity of the ADEA release herein in a court of law. However, Executive nevertheless understands that the waiver and release contained in this paragraph still applies to Executive’s ADEA Released Claims and that Executive has waived all ADEA Released Claims as part of Executive’s execution of this Release. Executive further understands that in any suit brought under the ADEA, Executive would not be entitled to any damages or other relief unless the waiver in this paragraph was deemed to be invalid.
c.Rights Unaffected. Nothing in this Release shall prevent Executive from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the EEOC, SEC, or other governmental agency or participating in any investigation or proceeding conducted by the EEOC, SEC or other governmental agency or cooperating with such agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover from any Company Releasee based on any of the Released Claims released herein, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Executive’s right to receive an award for information provided to a governmental agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Executive and the Company shall prohibit or restrict Executive from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency; (ii) responding to any inquiry or legal process directed to Executive from any governmental agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph or to notify GPRE or any other Company Releasee that Executive has engaged in any such conduct.
2.Company Release of Claims. The Company and its affiliated entities hereby release Executive from any and all claims, damages, losses, liabilities, debts, obligations, demands, judgments, controversies, and causes of action of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Executive and the Company or any of its affiliated entities up to the execution date of this Release by the Company (collectively hereinafter “Company Released Claims”). The Company Released Claims do not include any rights that cannot by law be released by private agreement.
3.Return of Company Property. Executive agrees and represents that Executive has returned to GPRE any and all Company property and proprietary or confidential information, including originals and copies thereof (whether in hard copy or electronic form), including, without limitation, electronic equipment (including laptops), books, records and documents, files, memoranda, credit cards, passes, keys, computer access codes, and any other information or property which was in Executive’s possession or under his control.
4.Non-Admission. Nothing herein is an admission by any Company Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Release is to be construed as such by any person.
5.Non-Disparagement.
(a)Executive hereby agrees that Executive shall not make, or cause to be made, any disparaging statements or remarks (whether orally or in writing) or any other statements or remarks (whether orally or in writing that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any other Company Releasee. Executive further agrees not to make any deliberately or maliciously false statements or remarks regarding the Company or any Company affiliate or its operations.
(b)GPRE, including its former, current, and future executives, officers, and directors, and its affiliated entities and the former, current, and future executives, officers, and directors of GPRE’s affiliated entities, hereby agree not to make or cause to be made: (x) any disparaging statements or remarks (whether orally or in writing) with respect to Executive, (y) any other statements or remarks (whether orally or in writing that may be considered to be derogatory or detrimental to the good name or business reputation of Executive, or (z) any deliberately or maliciously false statements or remarks regarding Executive.
(c)Notwithstanding the foregoing, nothing in this Section 5 shall prevent any person from making any statement to any governmental agencies or as required by law or legal process or from engaging in any activity described in Section 1(c) above.
6.Consultation with Attorney/Time for Consideration. This is an important legal document, and GPRE hereby advises Executive to consult with an attorney prior to executing this Release. Executive agrees that she has been advised to consult with an attorney regarding this Agreement and has been given a reasonable period of time to consider this Release.

Executive also acknowledges that Executive has voluntarily entered into this Release of her own free will based only upon her own judgment and the terms and conditions set out herein, and in choosing to enter into this Release Executive has not relied on any statement or representation of any Company Releasee not set forth in this Release and the Employment Agreement. Further, Executive acknowledges and agrees Executive has had at least twenty-one (21) calendar days from her receipt of this Release to consider, sign and accept this Release.
7.Revocation Period. Executive understands that she has the right to revoke this Release for a period of seven (7) calendar days after signing it and that this Release shall not become effective or enforceable until the seven (7) calendar day period has expired. In the event Executive exercises Executive’s right to revoke this Agreement, Executive agrees to notify the Company in writing of such revocation within the seven (7) calendar day period. Such written notice of revocation must be sent via electronic mail to GPRE’s Chief Executive Officer and sent within the seven (7) calendar day revocation period.
8.Acknowledgement. Executive acknowledges: (a) she has been paid in full all wages due and owing to her for any and all work performed for the Company; (b) she does not have any work-related injuries or illnesses that have not been reported to GPRE; (c) Executive has read this entire Release; (d) Executive fully understands the terms and effects of this Release, including that this Release releases claims under the Age Discrimination and Employment Act (“ADEA”); and (e) she has freely, knowingly, and voluntarily executed this Release.
I HAVE READ THIS CONFIRMING RELEASE AGREEMENT AND, UNDERSTANDING ALL OF ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.
EXECUTIVE

/s/ Michelle Mapes
Michelle Mapes

Date: December 31, 2025

GREEN PLAINS INC.

By: /s/ Jamie Herbert
Name: James “Jamie” F. Herbert II
Title: Chief Human Resources Officer
Date: December 31, 2025
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